UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report pursuant
to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): July 5, 2006

AIRSPAN NETWORKS, INC.
(Exact name of registrant as specified in its charter)

Washington
(State or other jurisdiction of incorporation)

000-31031	75-2743995
(Commission file number)	(I.R.S. Employer Identification No.)

777 Yamato Road, Suite 105, Boca Raton, Florida	33431
(Address of principal executive offices)	(Zip code)

(561) 893-8670
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

As discussed in greater detail in Item 5.02(b) below, on July 5, 2006, Randall E. Curran notified the Board of Directors of Airspan Networks, Inc. (the “Company”) that he was resigning as a member of the Company’s Board of Directors, effective immediately. Mr. Curran served as the Company’s Audit Committee Chairman. Following Mr. Curran’s resignation, the Company’s Audit Committee consists of two members. On July 5, 2006, the Company provided notice to the Nasdaq regarding Mr. Curran’s resignation.

In response to the Company’s notice, on July 6, 2006, the Company received a letter from Nasdaq indicating that, in light of Mr. Curran’s resignation, the Company no longer complies with the Nasdaq’s audit committee composition requirements for continued listing as set forth in Nasdaq Marketplace Rule 4350. Pursuant to Nasdaq Marketplace Rule 4350(d), the Company’s Audit Committee is required to be comprised of at least three members, at least one of which is financially sophisticated. In accordance with Nasdaq Marketplace Rule 4350(d), the Nasdaq has indicated that the Company will be provided a cure period until the earlier of the Company’s next annual shareholders’ meeting or July 5, 2007, in order to regain compliance.

The Board is seeking to fill the vacancy on the Audit Committee caused by Mr. Curran’s resignation and is seeking to locate another director who will qualify as an Audit Committee Financial Expert. On July 6, 2006, the Board of Directors appointed Mr. David A. Twyver as the Chairman of the Audit Committee. Mr. Twyver has previously served as the Chief Executive Officer of Ensemble Communications, Inc. and Metawave Communications, Inc.

Item 5.02  Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(b) On July 5, 2006, Randall E. Curran notified the Board of Directors of the Company that he was resigning as a member of the Company’s Board of Directors, effective immediately. Mr. Curran served as the Company’s Audit Committee Chairman.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

99.1 Press Release dated July 6, 2006

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: July 6, 2006

AIRSPAN NETWORKS, INC

Date:	By:	/s/ Peter Aronstam
Peter Aronstam Senior Vice President and Chief Financial Officer